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                                                                     EXHIBIT 5.1


                                 June 29, 2000



JAKKS Pacific, Inc.
22761 Pacific Coast Highway
Suite 226
Malibu, California 90265


Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by JAKKS Pacific, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 650,000 shares of the common stock of the Company, par value, $.001 per share (the "Shares"). The Shares may be issued upon the exercise of options granted or to be granted by the Company pursuant to its Third Amended and Restated 1995 Stock Option Plan (the "Plan").

         As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares upon the exercise of the options granted pursuant to the Plan, and that the Shares being registered pursuant to the Registration Statement, when issued in accordance with the terms of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under Item 5 of Part II of the Registration Statement entitled "Interests of Named Experts and Counsel."


                                              Very truly yours,


                                              /s/ Feder, Kaszovitz, Isaacson,
                                                   Weber, Skala & Bass LLP
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